Exhibit 99
	For Release:	February 18, 2016
	Investor Contact:	Vince Meyer
218-723-3952
vmeyer@allete.com

NEWS
ALLETE, Inc. reports increased 2015 earnings

DULUTH, Minn. - ALLETE, Inc. (NYSE: ALE) today reported 2015 earnings of $2.92 per share on net income of $141.1 million and operating revenue of $1.49 billion. Earnings for 2014 were $2.90 per share on net income of $124.8 million and operating revenue of $1.14 billion.
Included in 2015 results are a $20.4 million, or 42 cents per share, profit on the construction and sale of a wind energy facility by ALLETE Clean Energy, a $22.3 million, or 46 cents per share, non-cash impairment charge at ALLETE Properties, and $4.8 million, or 10 cents per share, of acquisition transaction fees related to ALLETE’s Energy Infrastructure and Related Services businesses. Earnings in 2014 included $1.4 million, or 3 cents per share, of acquisition transaction fees, and a $2.5 million, or 6 cents per share, charge associated with an Environmental Protection Agency (EPA) settlement.
ALLETE finished within its November 2015 earnings guidance of $3.35 to $3.50 per share which did not include impacts of the impairment charge or acquisition transaction fees. ALLETE also finished within its original December 2014 guidance of $3.00 to $3.20 per share which did not include the impacts of the impairment charge, acquisition transaction fees, or profit on the construction and sale of the wind energy facility.
“We are proud of our financial and operational accomplishments in 2015, especially when considering the challenges that came at us on many fronts. Our broadened energy businesses are well positioned for success in 2016 and beyond,” said ALLETE Chairman, President and CEO Al Hodnik. “ALLETE’s value proposition remains intact and our 2015 financial results are a good example of how our operating businesses support ALLETE’s mission and how management deals with economic challenges and delivers on shareholder value.”
ALLETE announced a dividend increase of 6 cents per share on an annual basis on January 22, 2016, the sixth consecutive year ALLETE has increased its dividend. ALLETE has paid dividends without interruption since 1948.
ALLETE’s Regulated Operations segment, which includes Minnesota Power, Superior Water, Light and Power, and the Company’s investment in the American Transmission Co. (ATC), recorded net income of $131.6 million, an increase of $8.6 million over 2014 net income. Earnings increased primarily due to higher cost recovery rider revenue, production tax credits, power marketing sales, and lower operating and maintenance expenses. These increases were partially offset by lower industrial sales and higher depreciation, interest and property tax expense. In addition, Minnesota Power recorded a reserve in 2015 for estimated refunds of $1.6 million after-tax related to Midwest Independent System Operator return on equity complaints, of which $0.9 million after-tax was attributable to prior years. In 2015, our equity earnings in ATC also reflected a $3.0 million after-tax charge related to the same complaints, of which $1.4 million after-tax was attributable to prior years. In 2014, results included a $2.5 million after-tax charge related to a settlement agreement with the EPA.

ALLETE’s Energy Infrastructure and Related Services businesses, which include ALLETE Clean Energy and U.S. Water Services, recorded net income of $29.9 million and $0.9 million, respectively. Earnings at ALLETE Clean Energy increased due to higher earnings from its growing portfolio of wind energy facilities, and $20.4 million of profit earned on the construction and sale of the wind energy facility. Earnings at U.S. Water Services reflect the results for the year with ALLETE’s acquisition of the company on February 10, 2015, which included $2.2 million of after-tax expense related to purchase accounting for inventories and sales backlog.

The Corporate and Other segment, which includes BNI Energy and ALLETE Properties, posted a net loss of $21.3 million in 2015, compared to a net loss of $1.5 million in 2014. The net loss for 2015 included the $22.3 million after-tax non-cash impairment charge on ALLETE Properties real estate assets, and a $3.0 million after-tax expense, or 6 cents per share, for acquisition costs related to the acquisition of U.S. Water Services.

Earnings per share for 2015 were diluted by 36 cents due to additional shares of common stock outstanding as of December 31, 2015.
ALLETE will host a conference call and webcast at 10 a.m. Eastern Time this morning to discuss details of its financial performance. Interested parties may listen live by calling (877) 303-5852, or by accessing the webcast at www.allete.com. A replay of the call will be available through February 21, 2016 by calling (855) 859-2056, pass code 26012875. The webcast will be accessible for one year at www.allete.com.

ALLETE is an energy company headquartered in Duluth, Minn. In addition to its electric utilities, Minnesota Power and Superior Water, Light and Power of Wisconsin, ALLETE owns ALLETE Clean Energy, based in Duluth, U.S. Water Services headquartered in St. Michael, Minn., BNI Energy in Center, N.D., and has an eight percent equity interest in the American Transmission Co. More information about ALLETE is available at www.allete.com. ALE-CORP

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.
ALLETE's press releases and other communications may include certain non-Generally Accepted Accounting Principles (GAAP) financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the company's financial statements

Non-GAAP financial measures utilized by the Company include presentations of earnings (loss) per share. ALLETE's management believes that these non-GAAP financial measures provide useful information to investors by removing the effect of variances in GAAP reported results of operations that are not indicative of changes in the fundamental earnings power of the Company's operations. Management believes that the presentation of the non-GAAP financial measures is appropriate and enables investors and analysts to more accurately compare the company's ongoing financial performance over the periods presented.

ALLETE, Inc.
Consolidated Statement of Income
For the Periods Ended December 31, 2015 and 2014
Millions Except Per Share Amounts

	Quarter Ended		Year to Date
	2015	2014	2015	2014

Operating Revenue	$380.6	$290.7	$1,486.4	$1,136.8
Operating Expenses
Fuel and Purchased Power	85.2	87.4	328.1	356.1
Transmission Services	14.0	12.4	54.1	45.6
Cost of Sales	69.0	18.7	302.3	77.9
Operating and Maintenance	87.1	72.8	333.5	287.1
Depreciation and Amortization	46.5	36.2	170.0	135.7
Taxes Other than Income Taxes	12.9	11.7	51.4	45.6
Impairment of Real Estate	36.3	—	36.3	—
Total Operating Expenses	351.0	239.2	1,275.7	948.0
Operating Income	29.6	51.5	210.7	188.8
Other Income (Expense)
Interest Expense	(15.9)	(15.3)	(64.9)	(54.8)
Equity Earnings in ATC	2.2	4.0	16.3	19.6
Other	1.2	2.6	4.7	8.6
Total Other Expense	(12.5)	(8.7)	(43.9)	(26.6)
Income Before Income Taxes	17.1	42.8	166.8	162.2
Income Tax Expense (Benefit)	(1.7)	9.6	25.3	36.7
Net Income	18.8	33.2	141.5	125.5
Less: Non-Controlling Interest in Subsidiaries	0.5	0.3	0.4	0.7
Net Income Attributable to ALLETE	$18.3	$32.9	$141.1	$124.8
Average Shares of Common Stock
Basic	49.0	45.2	48.3	42.9
Diluted	49.1	45.4	48.4	43.1
Basic Earnings Per Share of Common Stock	$0.37	$0.73	$2.92	$2.91
Diluted Earnings Per Share of Common Stock	$0.37	$0.73	$2.92	$2.90
Dividends Per Share of Common Stock	$0.505	$0.49	$2.02	$1.96

Consolidated Balance Sheet
Millions

	Dec. 31,	Dec. 31,		Dec. 31,	Dec. 31,
	2015	2014		2015	2014
Assets			Liabilities and Shareholders' Equity
Cash and Cash Equivalents	$97.0	$145.8	Current Liabilities	$275.4	$416.0
Other Current Assets	274.0	273.0	Long-Term Debt	1,568.7	1,272.8
Property, Plant and Equipment - Net	3,669.1	3,284.8	Deferred Income Taxes	579.8	510.7
Regulatory Assets	372.0	357.3	Regulatory Liabilities	105.0	94.2
Investment in ATC	124.5	121.1	Defined Benefit Pension & Other Postretirement Benefit Plans	206.8	190.9
Other Investments	74.6	114.4	Other Non-Current Liabilities	349.0	265.0
Goodwill and Intangibles - Net	215.2	4.8	Shareholders' Equity	1,822.4	1,611.2
Other Non-Current Assets	80.7	59.6
Total Assets	$4,907.1	$4,360.8	Total Liabilities and Shareholders' Equity	$4,907.1	$4,360.8

	Quarter Ended		Year to Date
ALLETE, Inc.	December 31,		December 31,
Income (Loss)	2015	2014	2015	2014
Millions
Regulated Operations	$23.5	$31.4	$131.6	$123.0

Energy Infrastructure and Related Services
ALLETE Clean Energy	11.2	2.1	29.9	3.3
U.S. Water Services	(0.6)	—	0.9	—

Corporate and Other	(15.8)	(0.6)	(21.3)	(1.5)
Net Income Attributable to ALLETE	$18.3	$32.9	$141.1	$124.8
Diluted Earnings Per Share	$0.37	$0.73	$2.92	$2.90

Statistical Data
Corporate
Common Stock
High	$52.90	$57.97	$59.73	$57.97
Low	$47.93	$44.19	$45.29	$44.19
Close	$50.83	$55.14	$50.83	$55.14
Book Value	$37.18	$35.04	$37.18	$35.04

Kilowatt-hours Sold
Millions
Regulated Utility
Retail and Municipal
Residential	280	313	1,113	1,204
Commercial	356	371	1,462	1,468
Municipal	204	221	833	864
Industrial	1,572	1,972	6,635	7,487
Total Retail and Municipal	2,412	2,877	10,043	11,023
Other Power Suppliers	1,254	822	4,310	2,904
Total Regulated Utility	3,666	3,699	14,353	13,927

Regulated Utility Revenue
Millions
Regulated Operations
Retail and Municipal
Residential	$28.9	$32.2	$115.2	$124.6
Commercial	33.1	33.9	132.9	134.8
Municipal	15.0	14.8	61.9	60.4
Industrial	103.7	118.1	424.4	455.7
Total Retail and Municipal	180.7	199.0	734.4	775.5
Other Power Suppliers	43.9	30.6	154.7	115.5
Other	23.6	24.3	102.1	112.5
Total Regulated Utility Revenue	$248.2	$253.9	$991.2	$1,003.5

This exhibit has been furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.